Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Mary Ellen Keating

Senior Vice President

Corporate Communications

Barnes & Noble, Inc.

(212) 633-3323

mkeating@bn.com

BARNES & NOBLE APPOINTS MICHAEL P. HUSEBY

CHIEF EXECUTIVE OFFICER

New York, New York – January 8, 2014 – Barnes & Noble, Inc. (NYSE: BKS), today announced the appointment of Michael P. Huseby to Chief Executive Officer. Immediately, in his role, Mr. Huseby will be responsible for all of the Company’s business units including Barnes & Noble Retail, Barnes & Noble College and NOOK Media. He will report to the Board of Directors and has been elected to serve on the Board. Mitchell Klipper, CEO of the Retail Group, which includes Barnes & Noble.com, and Max Roberts, CEO of Barnes & Noble College, will report to Mr. Huseby, as will the NOOK® device and content unit. Mr. Huseby joined Barnes & Noble as Chief Financial Officer in March, 2012, and was promoted to President in July, 2013.

“Since the day he joined the company, Mike has proven to be an excellent financial and business executive, whose leadership skills have earned the respect of the entire organization, as well as our Board of Directors,” said Leonard Riggio, Chairman, Barnes & Noble, Inc. “Although a relative newcomer to the retail book business, he has quickly developed a comprehensive understanding of the unique opportunities and challenges the Company faces, and he has a vision for the future in which I am in complete accord. Mike also has a passion for bookselling, which makes him a perfect fit for this job,” Mr. Riggio added.

“I am excited and honored to have been chosen as CEO of one of America’s most beloved companies,” said Michael Huseby, Chief Executive Officer, Barnes & Noble, Inc. “I am pleased, as well, to be joining an organization which is driven by both a sense of mission, and by a commitment to achieve excellence in everything it pursues. Led by Mitchell Klipper, Max Roberts and many exceptional leaders, not to mention thousands of dedicated booksellers, the company is well positioned to maintain and grow its leadership position in the worlds of bookselling and the sale of digital media. My role, as I see it, is to enhance and unlock the value of these businesses for our shareholders. We are well-positioned in today’s dynamic reading and learning markets and confident in our ability to provide our customers with the best content offerings, digital media and educational products available in today’s marketplace,” Mr. Huseby added.

Exhibit 99.1

Mr. Huseby joined Barnes & Noble as Chief Financial Officer in March, 2012, and led the Company’s financial organization until his appointment as President in July, 2013. Prior to joining Barnes & Noble, he had a distinguished career in the media communications industry having served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, from 2004 until June, 2011. He also served on Cablevision’s Board of Directors in 2000-2001. Mr. Huseby also served in leadership positions at Charter Communications, Inc., the fourth largest cable operator in the U.S., as well as AT&T Broadband, a provider of cable television services that was sold to Comcast Corporation in 2002. In addition, Mr. Huseby spent 23 years at Arthur Andersen as a Global Equity Partner.

Mr. Huseby’s broad range of experience includes extensive capital markets transactions; M&A/corporate development; comprehensive operational responsibilities including new product development and roll out; business process improvement; cost management; capital allocation; governance and extensive public company board experience; SEC accounting/reporting; tax planning/compliance and investor relations.

A native of Chicago, Mr. Huseby holds a degree in business administration from the Leeds School, University of Colorado at Boulder.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 673 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 695 bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK®, NOOK Store®, NOOK Video™, and NOOK Video Apps™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

Follow Barnes & Noble on Twitter (www.bn.com/twitter), Facebook (www.facebook.com/barnesandnoble) and YouTube (www.youtube.com/barnesandnoble).

About NOOK Media LLC

NOOK reading and entertainment products make it easy to Read What You Love, Anywhere You Like™ with a fun, easy-to-use and immersive digital reading experience. With NOOK, customers gain access to the expansive NOOK Store® of more than 3 million (US) and 2.5 million (UK) digital books, plus periodicals, comics, apps, movies and TV shows, and the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ and NOOK Video Apps™, available at www.nook.com/freenookapps. NOOK owners receive Always Free NOOK Support in any of Barnes & Noble’s nearly 700 bookstores. Find NOOK devices in Barnes & Noble stores and online at

Exhibit 99.1

www.nook.com, as well as leading retailers including Best Buy, Walmart, Target and many others. NOOK products are available in the United Kingdom at leading retailers; NOOK content can be purchased at www.nook.co.uk.

For more information on NOOK, follow us on www.twitter.com/nookBN or www.twitter.com/nook_UK and www.facebook.com/nook or www.facebook.com/nookGB.

# # #